PRESS RELEASE	Contact: Roy Estridge, EVP/CFO
Valley Commerce Bancorp
(559) 622-9000

Valley Commerce Bancorp Fully Repays TARP Funds

VISALIA, California, March 21, 2012 — Valley Commerce Bancorp (OTCBB: VCBP), whose subsidiary is Valley Business Bank, announced today that it has repaid the $8.1 million in TARP Capital Purchase Program funds that it acquired from the United States Treasury in January 2009.

The Treasury’s Capital Purchase Program was designed to provide supplemental temporary capital in the form of preferred stock to healthy viable banks so they could continue providing credit to the business community during a period of unprecedented economic uncertainty.

“The repayment of our TARP funds reflects the strength of our balance sheet and our belief that the worst of the recession is behind us in terms of loan losses,” said Allan W. Stone, President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.

Stone added, “In recent years, we’ve outperformed most of our peer banks with regard to profitability and loan quality. Although it turned out that we could have weathered the recession without the TARP capital, it was the prudent decision to make under the circumstances. Many banks did not qualify for TARP capital or chose not to participate in TARP; some of these banks later found themselves needing to raise capital, often at a substantial issuance and/or dividend cost and, in some cases, diluting the ownership of their existing shareholders.”

By repaying the TARP funds, Valley Commerce Bancorp, which earned $3.1 million in 2011, will save over $400 thousand annually in cash dividends on preferred stock. In addition, the program’s restrictions on the Company’s ability to pay cash dividends to common shareholders and repurchase its common stock will no longer be in effect.

Valley Commerce Bancorp did not raise new capital to repay the TARP funds and made the payment out of existing cash and capital resources. Following the repayment, Valley Commerce Bancorp’s capital ratios will continue to be well in excess of regulatory requirements and the target capital ratios established by the Company’s Board of Directors.

Following are the Company’s pro forma capital ratios giving effect to the repayment of the TARP funds:

	As of December 31, 2011	Pro Forma Capital Ratios
Tier 1 Leverage Ratio	13.1%	10.8%
Tier 1 Risk-Based Capital Ratio	17.6%	14.4%
Total Risk-Based Capital Ratio	18.9%	15.7%

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ’s Over the Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996. Valley Business Bank operates through Business Banking Centers in Visalia, Tulare, and Fresno, California and has branch offices in Woodlake and Tipton, California. Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, such as statements regarding the economy in which the company operates, future loan losses and the company’s ability to pay cash dividends, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business development. Forward-looking statements are inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: (a) changes in competitive pressures among depository and other financial institutions or in the company’s ability to compete effectively against larger financial institutions in the its banking market; (b) actions of government regulators or changes in laws, regulations or accounting standards, that adversely affect the company’s business; (c) changes in the interest rates and/or inflation; (d) changes in general economic or business conditions and the real estate market in the company’s banking market; and (e) other unexpected developments or changes in the company’s business. The forward-looking statements contained herein represent management's expectations as of the date of this release. The company undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For these forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.